                                                                   EXHIBIT 99.11

                               GROW GROUP, INC.

            MetLife Building                  Telephone: 212-599-4400
            200 Park Avenue                   TWX: 710-581-3686
            New York, New York  10166         Telecopier: 212-286-0940


                                                                  April 27, 1995



Lloyd Frank
Corporate Office

Dear Mr. Frank:

          Grow Group, Inc. (the "Company") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held companies, the possibility of a change in control of the Company may exist and that such possibility, and the uncertainty and questions which it may raise, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders.

          The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of certain employees of the Company, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.

          In order to induce you to remain in the employ of the Company, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (the "Agreement") in the event your employment with the Company is terminated under the circumstances described below subsequent to a Change in Control (as defined in Section 2) of the Company.

          The execution of this Agreement constitutes cancellation of any prior
          ---------------------------------------------------------------------
employment, severance or termination agreement between you and the Company
- ---------------------------------------------------------------------------
("Prior Agreement"), and the Prior Agreement shall be of no force and effect
- ----------------------------------------------------------------------------
after the date this Agreement is executed by you, as set forth on the last page
- -------------------------------------------------------------------------------
of this Agreement ("Effective Date").
- ------------------------------------

          1.  TERM OF AGREEMENT  This Agreement shall commence on the Effective
              -----------------
Date and shall continue in effect through December 31, 1995, provided, however, that commencing on January 1, 1996 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than October 1 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement; and provided, further, that if a Change in Control of the Company shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of not less than twenty-four (24) months beyond the month in which such Change in Control occurred.

          2.  CHANGE IN CONTROL  No benefits shall be payable hereunder unless
              -----------------
there shall have been a Change in Control of the Company, as set forth below. For purposes of this Agreement, a "Change in Control" shall have occurred if:

          (a) any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities;

          (b) during any period of not more than two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this Section) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

          (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 30% of the combined voting power of the Company's then outstanding securities; or

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

          (d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

      3.  TERMINATION OF EMPLOYMENT FOLLOWING CHANGE IN CONTROL
          -----------------------------------------------------

          (a) Your employment may be terminated subsequent to a Change in Control of the Company in the following cases:

                (i) Your employment shall terminate on your death.

               (ii) The Company may terminate your employment in the event of your disability; provided, however, that for purposes of this Agreement for the right of the Company to terminate your employment by reason of disability ("Disability") you must, by reason of illness or physical or mental disability, be totally unable to perform, or, in the judgment of the Company evidenced by a resolution adopted in good faith by a majority of the Board, unable adequately to perform, your duties with the Company for a period of 180 consecutive days, and provided, further, that at the end of such 180 day period the Company must have received the certificates of two qualified doctors, one selected by the Company and one selected by you or on your behalf, stating that in their opinion you are and will continue to be by reason of such illness or physical or mental disability totally unable, or unable adequately, to perform your duties with the Company. If the two doctors so selected are unable to reach agreement on the question of your ability to perform such services, they shall promptly designate a third doctor to make such determination and the decision of such third doctor shall be binding on the Company and you. If the two doctors are unable to agree upon a third doctor for such purpose, they shall request the Dean of the School of Medicine of Columbia University to choose such third doctor. The fees of such doctors shall be borne by the Company.

              (iii) The Company may terminate your employment for Cause. For purposes of this Agreement, Cause is defined to be (A) the willful engaging by you in misconduct materially and demonstrably injurious to the Company, or (B) the willful and continued failure by you to substantially perform your duties (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination (as hereinafter defined) by you for Good Reason (as hereinafter defined) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, which failure results in demonstrable material injury to the Company, if you shall have failed to remedy such alleged failure to substantially perform your duties within 30 days of your receipt of written notice thereof from the Board. For purposes of this Section 3(a)(iii), no act or failure to act on your part shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of the Company. Notwithstanding the foregoing, you shall not be deemed

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

to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in this Subsection and specifying the particulars thereof in detail.

               (iv) You may voluntarily terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence after a Change in Control of the Company of any of the following circumstances unless, in the case of paragraphs (A),
(E), (F), (G), or (H) such circumstances are fully corrected prior to the Termination Date (as hereinafter defined) specified in the Notice of Termination given in respect thereof:

               (A) the assignment to you of any duties substantially inconsistent with the position in the Company that you held immediately prior to the Change in Control of the Company, or a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment from those in effect immediately prior to such Change in Control; provided however, that a mere change in job title which does not result in the assignment to you of substantially inconsistent duties or which does not constitute a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment, as described herein above, shall not constitute "Good Reason" hereunder;

               (B) a reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all key personnel of the Company and all key personnel of any person in control of the Company;

               (C) the relocation of the Company's offices at which you are principally employed immediately prior to the date of the Change in Control of the Company to a location more than 35 miles from such location, or the Company's requiring you to be based anywhere other than the Company's offices at such location except for required travel on the Company's business to an extent substantially consistent with your business travel obligations immediately prior to the Change in Control;

               (D) the failure by the Company to pay to you any portion of your current compensation or to pay to you any portion of an install-

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

                    ment of deferred compensation under any deferred compensation program of the Company within seven (7) days of the date such compensation is due;

               (E) the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company's life insurance, medical, accident, disability or other employee benefit or compensation plans in which you were participating at the time of the Change in Control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control of the Company, unless such failure or taking of action similarly affects all key personnel of the Company and all key personnel of any person in control of the Company;

               (F) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in section 8 hereof;

               (G) any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection 3(b) hereof (and, if applicable, the requirements of Subsection 3(a)(iii) hereof), which purported termination shall not be effective for purposes of this Agreement; or

               (H) a breach by the company of any provision of this Agreement not embraced in the foregoing clauses (A), (B), (C), (D),
                    (E), (F) and (G).

          (b) Your employment will not be considered to have been terminated by the Company if the employment is discontinued due to the sale of a facility of the Company in which you work if you are offered substantially equivalent employment by the purchaser of the facility (or an affiliated company of the purchaser); and the purchaser (or an affiliated company) agrees to assume the Company's responsibilities under this Agreement with respect to you as if the purchaser (or an affiliated companny) were the Company hereunder and no such sale had occurred.

          (c) Any termination by the Company or by you pursuant to this Agreement shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provisions so indicated

          (d) "Termination Date" shall mean (i) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30)-day period), and (ii) if your employment is terminated pursuant to Subsections 3(a)(iii) or (iv) hereof or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days from the date such Notice of Termination is given, and in the case of a termination for Good Reason shall not be less than fifteen (15) nor more than sixty (60) days from the date such Notice of Termination is given); provided, however, that if within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Termination Date (as determined without regard to this proviso), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Termination Date shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); and provided, further, that the Termination Date shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement, and shall not be offset against or reduce any other amounts due under this Agreement.

          4.   COMPENSATION AND  CERTAIN  OTHER  PROVISIONS
               IN THE EVENT OF TERMINATION OF  EMPLOYMENT
               --------------------------------------------

          If there is any termination of your employment after a Change in Control, the following provisions shall apply:

          (a) During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness, or in the event your employment shall be terminated by reason of disability or death, your benefits shall be determined under the Company's disability, retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

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

          (b) If your employment is terminated for Cause under subsection 3(a)(iii) above, or by you other than for Good Reason, the Company shall pay you your base salary (the "Base Salary") through the Termination Date at the annual rate of compensation in effect immediately prior to the Termination Date, and shall also pay you any accrued bonuses owing to you for any past fiscal years and not previously paid. You shall also receive any bonus for the portion of the Company's fiscal year prior to such termination (but not thereafter) that may be awarded to you in the discretion of the Board. Such amounts due you under this subsection 4(b) shall be paid in a lump sum within 10 days after the Termination Date. After such payments are made, the Company shall have no further obligation to you under this Agreement.

          (c) If the Company shall terminate your employment other than pursuant to the provisions of subsections 3(a)(i), (ii) or (iii), or if you shall voluntarily terminate your employment pursuant to the provisions of subsection 3(a)(iv), then the Company, as liquidated damages or severance pay or both, shall pay to you and provide you and your dependents with the following:

          (i) The Company shall pay you (A) your Base Salary through the Termination Date at the annual rate of compensation in effect immediately prior to the Termination Date, any accrued bonuses owing to you for any past fiscal years and not previously paid, and a bonus for the period from the first day of the fiscal year in which the Termination Date occurs to the Termination Date, computed at an annual rate equal to the higher of (a) the average bonus paid to you for the three fiscal years of the Company immediately preceding the fiscal year in which Change in Control occurs and (b) the average bonus paid to you for the three fiscal years of the Company immediately preceding the fiscal year in which the Termination Date occurs (the "Bonus Rate"), and (B) the total Base Salary and bonuses you would have earned during an additional thirty-six (36) months of employment (the "Payout Period"), such Base Salary to be at the annual rate of compensation in effect immediately prior to the Termination Date and such bonuses to be at the Bonus Rate (the "Termination Compensation"). For the purposes of the foregoing payments, the annual rate of compensation shall be the rate paid to you without regard to any purported reduction or attempted reduction of such rate by the Company. The amount specified in clauses (A) and
(B) shall be payable in a lump sum within ten (10) days after the Termination Date.

          (ii) During the Payout Period, the Company shall arrange to provide you with life, disability, accident, group health insurance and other employee benefits substantially similar to those which you were receiving immediately prior to the Notice of Termination. Benefits otherwise receivable by you pursuant to this section shall be reduced to the extent comparable benefits are actually received by you during the Payout Period, and any such benefits actually received by you shall be reported by you to the Company. In addition, the remainder of the Payout Period until you reach retirement, or the period until your death if earlier, shall be considered service with the Company for the purpose of continued service credits under applicable pension and retirement plans of the Company.

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

          (iii) If and to the extent that benefits or service credits for benefits provided under clause (ii) above shall not be payable or provided under any such plans to you and your dependents by reason of you no longer being an employee of the Company as the result of termination of your employment, the Company shall itself pay or provide for payment of such benefits and service credit for benefits to you and your dependents.

          (iv) The termination of your employment shall not affect any vested benefits under the Company's pension plans to which you may be entitled (including any additional service credits for benefits as provided in subsections (ii) and (iii) above), and you may receive retirement payments under such pension plans on any date selected by you, which must be a date on which retirement payments under such plans may commence.

          (v) The Company shall pay the one-time individual conversion fee required by the carrier in connection with your conversion of any insurance policies carried by the Company on your life.

          (vi) In the event that, by reason of section 280G of the Internal Revenue Code of 1986 (the "Code"), any payment or benefit received or to be received by you in connection with a Change in Control of the Company or the termination of your employment (whether payable pursuant to the terms of this Agreement ("Contract Payments") or any other plan, arrangement or agreement with the Company, its successors, any person whose actions result in a Change in Control or any corporation ("Affiliate") affiliated (or which, as a result of the completion of the transactions causing a Change in Control will become affiliated) with the Company within the meaning of section 1504 of the Code (collectively with the Contract Payments, "Total Payments")), would not be deductible (in whole or part) by the Company, an Affiliate or other person making such payment or providing such benefit, the Termination Compensation shall be reduced (and, if the Termination Compensation is reduced to zero, other Contract Payments shall first be reduced and other Total Payments shall thereafter be reduced) until no portion of the Total Payments is not deductible by reason of section 280G of the Code. For purposes of this limitation, (A) no portion of the Total Payments the receipt or enjoyment of which you shall have effectively waived in writing prior to the date of payment of the Termination Compensation shall be taken into account, (B) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company's independent auditors and acceptable to you does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code (without regard to subsection (A)(ii) thereof), (C) the Termination Compensation (and, thereafter, other Contract Payments and other Total Payments) shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (A) and (B)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code, in the opinion of the tax counsel referred to in clause (B), and (D) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

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

          (vii) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.

          (viii) Any reduction in Termination Compensation pursuant to subsection 4(c)(vi) shall, in the event of any question, be determined jointly by the independent public accountants of the Company and a firm of independent public accountants selected by you, and in the event such accountants are unable to agree on a resolution of the question, such reduction shall be determined by a third firm of independent public accountants selected jointly by the foregoing two firms and shall be binding on you and the Company. The expense for any such determination shall be borne by the Company.

          5.   ARBITRATION
               -----------

          (a) If any dispute arises between the Company and you respecting any provisions of this Agreement, such dispute shall be submitted to arbitration in the City of New York, State of New York. Arbitration shall be initiated by written notice given by either party to the other. Within 30 days after such notice, each party shall appoint an arbitrator and the two arbitrators so chosen shall appoint a third arbitrator. If either party fails to name an arbitrator, such arbitrator shall be designated by the then president of the American Arbitration Association. If any arbitrator becomes disabled, resigns or is otherwise unable to discharge his duties, his successor shall be appointed in the same manner as such arbitrator was appointed. Any determination of the arbitrators shall be binding and conclusive upon the parties hereto but the arbitrators shall not have the power to add to, alter or modify the terms and conditions of this Agreement or to decide any issue which does not arise from the interpretation or application of the provisions of this Agreement. Except as aforesaid, the arbitration shall be conducted under the rules of the American Arbitration Association. Application may be made by either party to any court having jurisdiction thereof for judicial confirmation of any determination by the arbitrators and/or for an order of enforcement of any such decision.

          (b) All legal fees and expenses of the Company and you in connection with the arbitration or in connection with any other legal proceedings which you must bring or defend in connection with this Agreement shall be paid by the Company; provided, however, if any arbitration shall be determined completely adverse to you and the arbitrators unanimously determine that you had no reasonable basis for commencing such arbitration, you shall be responsible for the legal fees and expenses of your own counsel. The Company hereby agrees to pay interest on any payments to be made to you under this Agreement not paid when due or on any money judgment of the arbitrators or otherwise obtained by you, calculated at the rate announced from time to time by Chemical Bank, New

York, as its prime rate, from the date that payments should have been made under this Agreement to the time of actual payment.

          6.   NO RIGHT OF SET OFF
               -------------------

          The Company shall have no right of set off or counterclaim in respect of any claim, debt or obligation against any payments to you, your dependents, beneficiaries or estate provided in this Agreement.

          7.   NON-ASSIGNABILITY OF PAYMENTS
               -----------------------------

          The provisions of this Agreement are personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer any rights or obligations hereunder. Without limiting the foregoing, your right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by your will or by the laws of descent or distribution and in the event of any attempted assignment or transfer contrary to the provisions of this Section 7, the Company shall have no liability to pay any amount attempted to be so assigned or transferred.

          8.   SUCCESSORS; BINDING AGREEMENT
               -----------------------------

          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms to which you would be entitled hereunder if you terminated your employment for Good Reason following a Change in Control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          (b) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

          9.   NOTICE
               ------

          For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notice to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

          10.  MISCELLANEOUS
               -------------

          No provision of the Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar of dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state of local law. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.

          11.  VALIDITY
               --------

          The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          12.  COUNTERPARTS
               ------------

          This agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          13.  ENTIRE AGREEMENT
               ----------------

          This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements (including the Prior Agreement), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by an officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

          If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

                                            Sincerely,
                                            GROW GROUP, INC.


                                         By:   /s/ Russell Banks
                                             -------------------
                                            Russell Banks
                                            President

Agreed to this 27th day

of April, 1995.



   /s/ Lloyd Frank
 ------------------------------
           Lloyd Frank